Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") made as of the 17th day of October, 2016 by and between Timothy Carlson, residing at the address indicated following his signature below (hereinafter referred to as "Executive") and Tronox LLC, a Delaware limited liability company, having its principal place of business at 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901 (hereinafter referred to as the "Company").

1.          Employment. The Company hereby employs Executive and Executive agrees to work for the Company as Chief Financial Officer during the Term (as defined below) of and upon the terms and conditions set forth in this Agreement.

2.          Term. The term of this Agreement (the "Term") shall be for a period beginning on October 31, 2016 (the "Commencement Date") and continuing until the third anniversary of the Commencement Date, unless earlier terminated in accordance with this Agreement. If either party elects not to renew this Agreement at the end of the Term, such party shall give the other party not less than 30 days written notice of non-renewal.

3.          Position and Duties. The Executive shall have the duties, responsibilities and authorities customarily associated with the position of Chief Financial Officer in a company the size and nature of the Company and will perform such additional duties as the Chief Executive Officer of the Company (the "CEO") shall determine. The Executive shall report directly to the CEO. The Executive agrees to serve, without additional compensation, as a member of the board of directors and/or as an officer of any Affiliate (as defined in Section 14(c) below) of the Company. The Executive agrees to devote his full business time, attention and energies to the business of the Company and its Affiliates and the performance of his duties hereunder. Executive shall not, without the prior written consent of the Company, directly or indirectly, during the Term, render services, for compensation or otherwise, to or for any other person or firm; provided that nothing herein shall be interpreted to preclude Executive from serving on the Board of Directors of any charitable or other tax exempt or civic organization with the prior consent of the CEO, but only to the extent that such service does not materially interfere with the performance of the Executive's duties and responsibilities hereunder and such service does not adversely reflect on the reputation of the Company or conflict with the business goals of the Company, as determined in the sole discretion of the CEO. The Executive may also manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder.

4.          Place of Performance. The Executive shall be based primarily at the Company's principal executive offices, currently located in Stamford, Connecticut, or such other Company location as may be reasonably required by the CEO.

5.          Compensation/Benefits.

 (a)            Base Salary. During the Term of this Agreement, the Company agrees to pay Executive a base annual salary of $520,000 ("Base Salary"), less applicable deductions. Such Base Salary shall be reviewed no less frequently than annually during the term of this Agreement and may be increased by the compensation committee of the Board of Directors of the Company (the "Compensation Committee"). Such Base Salary shall be payable in accordance with the Company's normal business practices or in such other amounts and at such other times as the parties may mutually agree.

 (b)           Regular Annual Bonus. During the Term of this Agreement, the Executive shall be eligible for an annual cash performance bonus (the "Annual Bonus") of up to seventy percent (70%) of Base Salary under the Company's annual bonus plan (as in effect from time to time for senior executives), based upon the Company's achievement of performance targets established by the Compensation Committee,  after consultation with the CEO, no later than 60 days after the commencement of the relevant fiscal year (the "Target Bonus"). These targets will be revised annually within sixty (60) days of the beginning of each fiscal year in consultation with the Executive. The Annual Bonus is discretionary, may be cancelled or revised by the Company at any time, and may be structured as a part of a deferred compensation arrangement. The Executive shall be eligible for a pro rata Annual Bonus for 2016.

 (c)           Long-Term Incentive Award. During the Term of this Agreement, the Executive shall be eligible for an annual long term incentive award (the "LTIP Grant") pursuant to one or more award agreements to be executed by the Executive under the Tronox Limited Management Equity Incentive Plan (as in effect from time to time for senior executives) (the "LTIP Plan") having a grant date value of up to one hundred fifty percent (150%) of Base Salary, as determined by the Compensation Committee. The LTIP Grant currently consists of restricted stock, with time-based restricted shares vesting ratably over three (3) years and performance-based restricted stock restrictions lapsing after three (3) years. The LTIP Grant is discretionary, may be cancelled or revised by the Company at any time, and may be structured as a part of a deferred compensation arrangement.

 (d)           Stock Ownership Guidelines. The Executive understands that he is subject to the Company's Stock Ownership Guidelines, a copy of which has been made available to the Executive, as amended from time to time (the "Stock Ownership Guidelines"). To the extent not covered by other shares in the Company owned by the Executive, the LTIP Grant and any other equity-based compensation will be considered under the Stock Ownership Guidelines as provided therein. Such Stock Ownership Guidelines include among other things a requirement that the Executive hold Company common stock equal to at least three times his Base Salary. The Executive will have five years to satisfy such stock ownership requirement.

 (e)           Benefits/Vacation. During the Term of this Agreement, the Company shall provide Executive with such other benefits, including medical, dental, life insurance, retirement and other plans as are made generally available to senior executive employees of the Company from time to time. Executive shall be entitled to five (5) weeks of paid vacation in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies. In addition, the Executive will be eligible to participate in the Company's Executive Financial Counseling Program, and utilize the financial advisors of his own choosing provided that the Company will not reimburse the Executive for more than $10,000 per year for this service. Nothing in this Agreement shall be construed to require the Company to establish any benefit plans or to prevent the modification or termination of any benefit plans once established.

 (f)           Expenses. During the Term of this Agreement, the Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing his duties for the Company hereunder in accordance with the procedures then in place for such reimbursement.

6.          Early Termination.

 (a)            Events of Termination. The Executive's employment hereunder shall be terminated and, other than the obligations listed in Section 6(c), the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination. Grounds for termination shall include:

 (i)    Death: without the necessity of notice, upon the death of the Executive;

 (ii)   By the Company:

a.	upon the Disability of the Executive, or

b.	without Cause, or

c.
with Cause. In order to invoke a termination for Cause, (1) the Company must provide written notice to the Executive stating the basis for the termination for "Cause," and (2) as to clauses (A), (B) or (E) of Section 6(b)(ii), the Executive has failed to cure the conduct that is the basis of the determination of Cause, to the extent curable, within thirty (30) days of the giving of such notice.

 (iii)   By the Executive:

a.	upon thirty (30) days advance written notice, or

b.
for Good Reason. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice to the Company within ninety (90) days of the occurrence of any event of "Good Reason," (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) the Executive must terminate employment within thirty (30) days following the expiration of the Company's cure period.

 (b)           Definitions.  As used herein, the following terms shall have the meanings set forth below:

 (i)          The term "Disability" shall mean the inability of the Executive to perform the essential functions of his job, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, which inability is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period. "Disability shall be determined by agreement of the Executive's treating physician and a physician appointed by the Company or, if such physicians cannot agree on Disability, they shall together appoint a third independent physician whose determination of Disability shall be final. The Executive shall make himself available for examination by the physician or physicians making the determination of Disability as the Company may reasonably request.

 (ii)          The term "Cause" shall mean a finding by the CEO that the Executive has (A) acted with negligence or engaged in misconduct in connection with the performance of his duties hereunder, (B) engaged in an act of insubordination, (C) engaged in common law fraud against the Company or its employees, (D) been convicted of, or pleaded nolo contendere to, a crime (other than minor traffic violations), (E) acted against the best interests of the Company in a manner that has or could have a material adverse effect on the financial condition or reputation of the Company, as determined by the CEO in his sole discretion, or (F) materially breached this Agreement or the Non-Disclosure, Non-Competition and Assignment of Work Product Agreement (as defined below).

 (iii)          The term "Good Reason" shall mean (A) any material diminution in the Executive's title, duties or authority; (B) a reduction in the Executive's Base Salary; (C) the assignment of duties substantially inconsistent with the Executive's status as an executive officer of the Company; (D) any other material breach of this Agreement; or (E) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law.

 (c)            Payments Upon Termination.

 (i)          Upon the death or Disability of the Executive, the Executive or his estate or legal representative shall be entitled to all compensation and benefits earned but not yet paid to and including the date of termination, including (i) Base Salary, (ii) determined but unpaid Annual Bonus approved by the Compensation Committee for the prior year, (iii) accrued and unused vacation and sick days, (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement) and (v) reimbursement of expenses properly incurred by the Executive (together, the "Accrued Benefits"). In addition, the Executive or his estate or legal representative shall be entitled to a lump sum amount equal to a pro-rated portion, through the last day of the calendar month immediately preceding the date of termination, of the Annual Bonus for the current year, based on the achievement of the applicable performance criteria for the year of the Executive's death (the "Pro Rated Bonus Amount"). In the event of the Executive's Disability, any amounts payable as compensation during the period of disability or illness shall be reduced by any amounts paid during such period under any disability plan or similar insurance of the Company.

 (ii)          Upon termination of this Agreement by the Company for any reason other than death, disability or Cause, and upon termination of this Agreement by the Executive for Good Reason, Executive shall be entitled to (i) all Accrued Benefits, (ii) the Pro-Rated Bonus Amount and (iii) payment of severance in an amount equal to the sum of his annual Base Salary plus his Annual Bonus for one year (together, the "Severance Amount"), which shall be payable in equal installments over the course of twelve (12) months in accordance with the Company's normal payroll practices, or in such other amounts and at such other times as the parties may mutually agree in writing. In addition, the Executive and his covered dependents shall be entitled to continued participation for the one-year period following the date of termination in such medical, dental and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the date of termination, on the same terms and conditions as applicable immediately prior to the Executive's termination.

 (iii)          Upon termination of this Agreement by the Company for Cause, upon termination of this Agreement by the Executive without Good Reason, and upon the expiration of this Agreement, Executive shall be entitled to all Accrued Benefits and no other payments.

 (d)           Timing of Payments. The Executive shall be paid the Base Salary through date of termination, determined but unpaid prior year Annual Bonus and accrued and unused vacation and sick days included in the Accrued Benefits promptly after the date of termination. The remaining Accrued Benefits shall be paid in accordance with Company plans and policies in effect from time to time. The Pro-Rated Bonus Amount, if any, shall be paid at the time bonuses are generally paid by the Company. Except as set forth herein, following payment of the Accrued Benefits, the Pro-Rated Bonus Amount, if applicable, and the Severance Amount, if applicable, the Company shall have no further obligations to the Executive or his estate or legal representative under this Agreement.

 (e)            Release. As a condition of receiving any and all amounts payable and benefits or additional rights provided pursuant to this Agreement, other than the Accrued Benefits, the Executive must execute and deliver to the Company and not revoke a general release of claims in favor of the Company in substantially the form attached on Annex B hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive's date of termination. The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five (5) business days following the date of termination.

 (f)            Certain Payment Delays. Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Section 6(c) constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 21(a) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shalt not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

 (g)           No Offset. The Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

 (h)           Resignations. If the Executive's employment is terminated for any reason, voluntary or involuntary, the Executive will resign as a director and officer of each of the Company's Affiliates, as applicable, and from any other entity in which he is serving as a director or officer at the request of the Company. Such resignations shall be effective no later than the date of termination of the Executive's employment with the Company.

7.          Employer's Authority. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Company's Board of Directors or the CEO respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time.

8.          Non-Competition; Non-Disclosure and Assignment of Work Product. Executive will execute the Non-Disclosure, Non-Competition and Assignment of Work Product Agreement of the Company, a copy of which is attached as Annex A hereto and made a part hereof (the "Non-Disclosure, Non-Competition and Assignment of Work Product Agreement"). Said agreement shall survive termination of employment hereunder.

9.          Mutual Non-Disparagement. During the Term and for the two (2) year period following the date of termination, the Executive agrees not to make public statements or communications that disparage the Company, its business, services, products or Affiliates or its or their current, former or future directors, executive officers or shareholders (in their capacity as such). During the Term and for the two (2) year period following the date of termination, the Company agrees that it shall not, and that it shall instruct its directors and executive officers to not, make public statements or communications that disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

10.         Execution, Delivery and Performance. The execution, delivery and performance by Executive of this Agreement or any other agreement, instrument or document contemplated herein or hereby will not result in a breach of or conflict with any terms of any other agreement, instrument or document to which Executive is a party or by which Executive or his property is bound. No consent or approval of any person or entity, other than those that have been obtained by Executive, is required for Executive to execute, deliver and perform its obligations under this Agreement or any agreement, instrument or document contemplated herein or hereby.

11.         Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive's service as an officer, director or employee, as the case may be, of the Company, or the Executive's service in any such capacity or similar capacity with an Affiliate or other entity at the request of the Company, both prior to and after the Commencement Date, and to promptly advance to the Executive or the Executive's heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive's behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive's right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company's expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company's counsel and minimize the expense of such separate representation to the extent consistent with the Executive's separate defense. This Section 11 shall continue in effect after the termination of the Executive's employment or the termination of this Agreement.

12.         Notices. Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, return receipt requested or delivered by nationally recognized overnight courier service and addressed if to the Company at the address indicated above and if to the Executive at the address indicated below (or to such other address as may be provided by written notice received at least five (5) business days prior to the hand delivery or mailing of any such notice).

13.        Survival. The provisions of Sections 6, 8, 9, 11, 12, 14, 15, 16, 17, 18, 19,20 and 21 hereof and this Section 13 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.         Miscellaneous. (a) This Agreement, together with the other agreements referenced herein, (i) constitutes the entire agreement between the parties concerning the subjects hereof, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof, (ii) shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, (iii) may be executed in one or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument (iv) may not be assigned by Executive without the prior written consent of the Company, and (v) may be assigned by the Company to any Affiliate of the Company or to the successors or assigns of the Company, provided such successors or assigns carry on substantially the Company's business as conducted at the time of assignment and shall be binding upon, and inure to the benefit of, any such Affiliate, successor or assign.

 (b)           Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

 (c)           As used herein, the term "Affiliate" shall mean any individual or entity controlling, controlled by or under common control with the Company, or any officer or director of the Company, now or in the future, including without limitation, partnerships, limited liability companies or joint ventures in which the Company or any Affiliate acquires a controlling interest.

15.         Amendment; Waiver. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver of any provision of this Agreement or any breach hereunder shall be deemed a waiver of any other provision or subsequent breach, nor shall any such waiver constitute a continuing waiver. Delay or failure of any party to insist on strict performance or observance of any provision of this Agreement or to exercise any rights or remedies hereunder shall not be deemed a waiver. Any waiver shall be effective only if in writing and signed by the waiving party.

16.         Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.

17.         Governing Law. This Agreement shall be construed and regulated in all respects under the internal laws of the State of Connecticut, without reference to conflicts of laws rules.

18.         Rights Cumulative. The rights and remedies set forth in this Agreement are in addition to, and cumulative with, any rights or remedies of the parties at law or in equity.

19.         Arbitration. In the event of any dispute between the parties, including but not limited to any claims arising from or related to this Agreement or the termination of this Agreement, any claims related to Executive's employment or the termination of the Executive's employment, or any claims arising under the state and federal laws governing employment (including without limitation discrimination claims), such dispute will be determined, upon the written request of either party, by binding arbitration under the auspices of and pursuant to the Employment Dispute Resolution Rules of the American Arbitration  Association. Such arbitration shall be conducted in Stamford, Connecticut before a single arbitrator. The arbitrator will have no power to add to, subtract from, or modify any of the terms of this Agreement except that a provision otherwise invalid, illegal or unenforceable shall be modified or subtracted from to the least extent necessary to make it valid, legal and enforceable. The decision of the arbitrator shall be final and may be enforced by any court of competent jurisdiction, and both parties hereto consent to the personal jurisdiction of the state and federal courts of Connecticut for such purposes. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief against the Executive in the state and federal courts of Connecticut for any breach or threatened breach of any provisions of this Agreement. In addition, in the event that the Company prevails in any such action for injunctive relief, the Executive shall be liable to the Company for all of its attorneys' fees and legal costs incurred in such action, as well as all damages or other remedies available at law.

20.        Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes or other amounts as shall be required pursuant to any law or governmental regulation or ruling.

21.        Section 409A.

 (a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

 (b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

 (c)           To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

 (d)           For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the solo discretion of the Company.

 (e)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

TRONOX LLC

By:	/s/ Richard Muglia
Richard Muglia
Senior Vice President, General Counsel and Secretary

EXECUTIVE

By:	/s/ Timothy Carlson
Timothy Carlson

Annex A

NON-DISCLOSURE, NON-COMPETITION
AND ASSIGNMENT OF WORK PRODUCT AGREEMENT

THIS NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF WORK PRODUCT AGREEMENT, made as of the 17th day of October, 2016 (hereinafter this "Agreement"), between Tronox LLC, a Delaware limited liability company (the "Company"), and Timothy Carlson, of Sandy Hook, CT (the "Executive").

1.          Nature of the Company's Business. The Executive understands and acknowledges that the Company is in the business of (i) developing, acquiring, managing, producing, marketing, providing and selling chemicals, including without limitation titanium ore and titanium dioxide, and (ii) mining and beneficiating mineral sands, and that the Company may develop, market, license and provide other products and services and may engage in other business activities from time to time.

2.          Nature of Employment Obligations. The Company has agreed to hire the Executive on the condition that the Executive enter into and abide by the terms of this Agreement. The parties agree that this Agreement is an essential element of the Executive's employment and, but for the Executive's agreement to comply with its terms, the Company would not have hired the Executive. The Executive agrees that his hiring constitutes good and sufficient consideration for the Executive's promises and obligations under this Agreement.

3.          Covenant Against Disclosure.

 A.           Definition of "Confidential Information". For purposes of this Agreement, "Confidential Information" shall mean all information about the Company or any affiliate relating to any of their products or services or any phase of their operations, including, without limitation, business plans and strategies, trade secrets, know-how, contracts, financial statements, pricing strategies, costs, customers and potential customers, vendors and potential vendors, investors and potential investors, marketing and distribution information, business results, software, hardware, databases, processes, procedures, technologies, designs, concepts, ideas, formulas and information, and methods not generally known through legitimate means to any of their Competitors (as defined below), with which the Executive becomes acquainted during the term of his employment. "Confidential Information" also includes confidential information of third parties made available to the Company on a confidential basis. "Confidential Information" shall not include information that(a) is generally known to the public without breach by the Executive, (b) was given to the Executive by a third party without any obligation of confidentiality or (c) that the Executive can demonstrate by written evidence was obtained or independently developed by the Executive prior to employment by the Company.

 B.            Confidential Treatment.   The Executive shall not disclose or cause to be disclosed any Confidential Information and shall not use or cause to be used any Confidential Information for any purpose other than fulfilling his employment obligations to the Company, without the express prior written authorization of the Company. The Executive acknowledges that this restriction on disclosure and use applies with respect to all Confidential Information, whether learned before or after the date of this Agreement. All records, files, materials and Confidential Information obtained by the Executive in the course of employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. Upon the termination of the Executive's employment with the Company or any affiliate, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives, as applicable) shall deliver to the Company all documents and materials containing Confidential Information relating to the business or affairs of the Company or its affiliates, or their customers or clients, and all other documents, materials and other property belonging to the Company or its affiliates, or their customers or clients, that are in the possession or under the control of the Executive. Anything herein to the contrary notwithstanding, the provisions of this section shall not apply when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible  any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable written notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection.

 C.             Remedies. The parties acknowledge and agree that Confidential Information is vital to the operations of the Company and its affiliates and that the loss suffered by breach of any of the provisions of this Section 3 cannot be reasonably or adequately compensated for by damages. In the event that the Executive breaches any provision of this Section 3 during the term of employment or thereafter, the Company shall be entitled to equitable relief by way of injunction or otherwise,  in addition to any other remedies the Company may have at law or in equity.

4.          Covenants Against Competition and Solicitation.

 A.            Definition of "Competitor". For purposes of this Agreement, "Competitor" shall mean any company engaged, directly or indirectly, in (i) developing, acquiring, managing, producing, marketing, providing or selling chemicals, including without limitation titanium ore or titanium dioxide, (ii) mining or beneficiating mineral sands or (iii) developing, acquiring, managing, producing, marketing, providing and selling any other products or services that are sold or performed by the Company or its Affiliates during the period of employment of the Executive by the Company.

 B.            Non-Competition. The Executive hereby covenants and agrees that for a period commencing on the date of this Agreement and continuing for one (1) year after the Executive ceases to be employed by the Company (hereinafter the "Non-Competition Period"), and regardless of whether Executive voluntarily resigns or is involuntarily discharged, Executive shall not directly or indirectly, either individually  or as an officer, director, shareholder, employee, agent, partner, member, owner, principal, consultant, representative, or in any other individual, corporate or representative capacity, participate in, belong to, be employed by, provide consulting services to or be involved in any business entity that is a Competitor.  This restriction shall apply in the United States and any other country in which the Company is conducting its business. During the Non-Competition Period, the Executive shall not interfere with or damage (or attempt to interfere with or damage) any relationship or agreement between the Company or its affiliates and any customer or potential customer.  This restriction shall not limit the Executive from owning less than one percent (1%) of the outstanding capital stock of a publicly traded company. This Section 4(B) shall not apply if the employment of the Executive terminates as a result of the Company’s decision not to renew or extend the term of the Employment Agreement by and between the Company and the Executive, dated as of October 17, 2016, provided the Executive is not then in material breach of such Employment Agreement or this Agreement.

 C.            Non-Solicitation of Company Clients. During the Non-Competition Period, the Executive agrees not to solicit, entice, interfere with or otherwise attempt to interfere with the business, directly or indirectly, of any Company client for or on behalf of any Competitor. For the purposes of this Agreement, a Company client shall include any potential client or customer of the Company to which the Company made a business proposal or discussed doing business during the six (6) months preceding termination of the Executive's employment with the Company, or any broker, agent or consultant of such person or entity.

 D.            Non-Solicitation of Company Employees. During the Non-Competition Period, the Executive agrees not to solicit for employment and not to hire on his own behalf or on behalf of any other person or entity any employee of the Company or any other person or entity controlling, controlled by or under common control with the Company or any person who was employed by the Company during the six (6) month period immediately preceding the termination of Executive's employment with the Company. During the Non-Competition Period, the Executive also agrees not to solicit or otherwise entice any person employed by the Company to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company. Notwithstanding the foregoing, the Executive may respond to an unsolicited request from any former employee of the Company for advice on employment matters and may respond to an unsolicited request for an employment reference regarding a former employee of the Company from such former employee, or from a third-party, by providing a reference setting forth his personal views about such former employee, subject to any Company policies or procedures for providing references; provided that, in each case, the Executive does not encourage the former employee to become employed by a Competitor.

 E.             Remedies. The parties acknowledge and agree that the Executive's services hereunder are special, unique, unusual and extraordinary, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated solely by damages. In the event that the Executive breaches any provision of this Section 4 during the term of employment or thereafter, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any other remedies the Company may have at law or in equity. In the event that the scope of the restrictions on competition and solicitation, the duration of such restrictions or the geographic areas herein specified should be adjudged unreasonable in any court proceeding, then such scope shall be narrowed, such duration shall be reduced by such number of months and such geographic area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this Agreement may be enforced with such scope, during such period of time and in such geographic area as is adjudged to be reasonable.

 F.             Acknowledgement. The Executive has carefully read and considered the provisions of this Section 4 and, having done so, agrees that the restrictions set forth herein, including, but not limited to, the Non-Competition Period, are fair, are reasonably required to protect the legitimate business interests of the Company, and will not unduly prevent the Executive from earning a living after the termination of his employment with the Company.

5.          Assignment of Work Product.

 A.            Assignment of Work Product. Any inventions, discoveries, designs, graphics, formulas, product improvements, written materials, software, code or other proprietary information, intellectual property or discoveries (collectively, "Work Product"), whether or not they may be patented or copyright protected, resulting from any work the Executive does (alone or with others) as an employee of the Company during the course of his employment and which relate to the business of the Company shall be promptly disclosed by the Executive to the Company and shall be and remain "work for hire" and the exclusive property of the Company. The Executive hereby assigns to the Company any rights the Executive may have or acquire in such Work Product and shall sign and deliver, during or following the course of his employment, and without additional compensation, any instruments confirming the exclusive ownership by Company of such Work Product.

 B.            Exceptions.  Notwithstanding Section 5(a), the Executive shall retain all right, title and interest in any ideas, works, inventions or improvements that the Executive can demonstrate by written evidence were developed prior to the commencement of employment. The Executive shall further retain all right, title and interest to his general know-how and expertise in the industry, even if developed or refined during the term of employment.

 C.           Further Assurances. The Executive further undertakes to do all things necessary, without further compensation, but at the Company's expense, to assign all intellectual property rights in Work Product set forth in this Section 5 to the Company or its designee and to obtain patent and copyright protection in the name of the Company or its designee for such ideas, works, inventions or improvements.

6.          Employment Term. No provision of this Agreement is intended to, or does, alter the nature of the parties' employment relationship. This Agreement is not and shall not be construed as a contract of employment for any term or period of time. The Executive understands and agrees that the covenants against disclosure, competition and solicitation set forth above in Section 3 and Section 4 and the assignment of rights set forth above in Section 5 shall remain in effect following the termination of the parties' employment relationship. The Executive further understands and agrees that the covenants against disclosure set forth above in Section 3 and the assignment of rights set forth above in Section 5 have been in effect from the commencement of the Executive's employment.

7.          Defend Trade Secrets Act.  Notwithstanding anything contained in this Agreement to the contrary:

 A.            You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State or local government official, directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

 B.            If you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

8.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Executive, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

9.          Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

10.        Attorneys' Fees and Costs. The Executive shall reimburse the Company for its expenses, disbursements, costs and reasonable attorneys' fees incurred in enforcing its rights upon any breach by the Executive of his obligations hereunder.

11.        Modification or Waiver. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the patty against whom the waiver is sought to be enforced.

12.        Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.        Entire Agreement. This Agreement sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties of the parties, whether oral or written, in respect thereof.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

TRONOX LLC

By:	/s/ Richard Muglia
Richard Muglia
Senior Vice President, General Counsel and Secretary

EXECUTIVE

By:	/s/ Timothy Carlson
Timothy Carlson

Annex B

GENERAL RELEASE

I, Timothy Carlson, in consideration of and subject to the performance by Tronox LLC (together with its parent companies and subsidiaries, the "Company"), of its obligations under Section 6 of the Employment Agreement, dated as of October [ ], 2016 (the "Agreement"), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of  the Company and/or its respective affiliates and  subsidiaries and direct or indirect owners (collectively,  the "Released Parties")  to the extent provided  herein (this "General Release"). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.          I understand that, other than the Accrued Benefits, the payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.   I understand  and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement, other than the Accrued Benefits, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.          Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of  action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through  the date that this General Release  becomes effective  and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993: the Worker Adjustment Retraining and Notification  Act; the Employee  Retirement  Income Security  Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts, including but not limited to the Connecticut Fair Employment Practices Act ("CFEPA"), the Connecticut  Family and Medical  Leave Act ("CFMLA"), the Connecticut  wage and hour statutes; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common  law; or arising under any policies, practices or procedures of the Company; or any  claim  for  wrongful  discharge,  breach  of  contract,  infliction  of emotional  distress, defamation; or any claim for unpaid wages, unpaid bonuses, unpaid vacation time, unpaid overtime (other than the "Accrued Benefits" as that term is defined in the Employment Agreement) or costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").  I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to  a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.          I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.          I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute  this General  Release.    I acknowledge and agree that my separation  from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.          I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including,  without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive an y right that cannot  be waived under law, including the right to file an administrative  charge with any state or federal agency (such as, but not limited to, the EEOC or SEC) or participate in an administrative investigation or proceeding; provided, however,  that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.          In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims herein above mentioned or implied.   I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.   I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Section 2 as of the execution of this General Release.

7.          I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.          I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release; provided, however, that such forfeiture will not be applicable in the event of a challenge under the Age Discrimination in Employment Act. I also agree that if I violate this General Release by suing the Company or the other Released Parties,  I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.          I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.        Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities  and Exchange Commission  (SEC), the Financial Industry Regulatory Authority (FINRA), or any  other self-regulatory organization or governmental entity.

11.        I hereby acknowledge that Sections 6, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 of the Agreement shall survive my execution of this General Release.

12.        I represent  that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. I also acknowledge and agree that any such discovery by me shall not in any way alter or diminish the scope or the effect of this General Release.

13.        Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way waive any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement occurring after the date on which I sign this General Release.

14.        Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General  Release  is held to be invalid, illegal or  unenforceable  in any respect under any applicable l aw or rule in any jurisdiction,  such invalidity, illegality or unenforceability  shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.   This General Release constitutes the complete and entire agreement  and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT  RIGHTS, INCLUDING  BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED,  TITLE  VII  OF  THE  CIVIL  RIGHTS  ACT  OF   1964,  AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES   ACT  OF'   1990, AND  THE  EMPLOYEE  RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE, SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE  HAD  AT LEAST  [21][45]  DAYS  FROM THE DATE OF  MY RECEIPT  OF THIS  RELEASE TO CONSIDER  IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE  MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this General Release; or have caused this General Release to be duly executed and delivered on their behalf.

TRONOX LLC

By:
Thomas Casey
Chairman and Chief Executive Officer

EXECUTIVE

By:
Timothy Carlson